UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2014

CABOT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5667	04-2271897
(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS 02210-2019

(Address of Principal Executive Offices)    (Zip Code)

(617) 345-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 28, 2014, Cabot Corporation (the “Company”) announced its intention to open a new Europe, Middle East and Africa (“EMEA”) Shared Service Center in Riga, Latvia, and to close its Leuven, Belgium site, subject to the Belgian information and consultation process. These proposed actions were developed following an extensive evaluation of the Company’s shared service capabilities in the EMEA region and a determination that the proposed future EMEA Shared Service Center will enable the Company to provide the highest quality of service at the most competitive cost. The Company expects to complete these actions by the end of calendar year 2014.

The Company expects cash charges for the intended closure of the Leuven site and the transition to Riga to be in the range of $19 to $22 million. These costs include severance and employee benefits and transition and other closure costs. The cash outlays related to the intended closure are expected to occur over the next two years. The Company expects a minimum of $6 million of annual cash cost savings, starting in calendar year 2015, as a result of this transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ James P. Kelly
Name:	James P. Kelly
Title:	Vice President and Controller

Date: January 28, 2014